Exhibit 4.1

JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, New York 10179

March 1, 2018

Tenneco Inc.
500 North Field Drive
Lake Forest, IL 60045

Ladies and Gentlemen:
Reference is made to the Fifth Amended and Restated Credit Agreement, dated as of May 12, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tenneco Inc., a Delaware corporation (the “Company”), Tenneco Automotive Operating Company Inc., a Delaware corporation and a Subsidiary of the Company, any other Subsidiary Borrowers (as defined therein) from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other financial institutions named therein as agents for the Lenders. Unless otherwise defined in this letter agreement (this “Letter”) or the context otherwise requires, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.
Pursuant to Section 6.2(g) of the Credit Agreement, the Borrowers are required to deliver quarterly projections of the Company for each fiscal quarter in fiscal year 2018 on or before December 31, 2017. The Borrowers have notified the Administrative Agent that such projections could not be delivered on or before December 31, 2017 because the Company’s year-end results for fiscal year 2017 (including the final fiscal quarter thereof) are needed to prepare such projections and such year-end results were not available on or before December 31, 2017 and are not required to be delivered until March 31, 2018 pursuant to Section 6.1(a) of the Credit Agreement.
Pursuant to Section 10.1(e) of the Credit Agreement, which allows for ambiguities, inconsistencies and defects or other typographical or manifest errors to be corrected, the Borrowers have requested, and the Administrative Agent hereby agrees, that the reference to “December 31, 2017” in Section 6.2(g) of the Credit Agreement shall be deleted and replaced with “March 31, 2018” and that no Default or Event of Default shall have occurred as a result of such non-compliance with Section 6.2(g) of the Credit Agreement prior to the date hereof. The modifications contained in this paragraph shall be limited precisely as written and relate solely to the applicable sections of the Credit Agreement in the manner and to the extent described above.
Pursuant to Section 10.1(e) of the Credit Agreement, the Borrowers and the Administrative Agent hereby provide written notice to the Lenders that the Credit Agreement is hereby modified as provided in this Letter in order to correct, amend or cure an inconsistency, defect or other manifest error in the Credit Agreement. The modifications contained in this Letter shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the first date a draft of this Letter is posted or otherwise provided for review by the Lenders.
This Letter shall not constitute an amendment or waiver of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Borrowers that would require a waiver or consent of the Lenders and the Administrative Agent. Except as expressly modified hereby, the provisions of the Credit Agreement are and shall remain in full force and effect. On and after the effective date of the modifications contained in this Letter, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified by this Letter.
THIS LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTION 10.16 OF THE CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN MUTATIS MUTANDIS.
This Letter may be executed by the parties hereto in any number of separate counterparts (including telecopied and electronic counterparts), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument. If any provision of this Letter shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.
IN WITNESS WHEREOF, the parties hereto have caused this Letter to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/	Gene Riego de Dios
	Name:	Gene Riego de Dios
	Title:	Executive Director

Accepted and agreed:

TENNECO INC.

By:	/s/	Paul D. Novas
	Name:	Paul D. Novas
	Title:	VP, Finance

TENNECO AUTOMOTIVE OPERATING COMPANY INC.

By:	/s/	Paul D. Novas
	Name:	Paul D. Novas
	Title:	VP, Finance